Exhibit 99.1

AITX’s RAD Shakes Up Campus Safety with Large ROSA Robot Order from Major East Coast University

Detroit, Michigan, July 26, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it is in preparation to ship an order of 10 ROSA™ security devices to a major urban East Coast University. This multiple ROSA deployment will also see the implementation of RAD Light My Way™, providing the students and university staff with an addition layer of safety and security as they move about the campus.

This major deal marks a game-changer for campus safety, as the tech-savvy school aims to replace outdated call boxes with ROSA’s cutting-edge AI and security capabilities. Equipped with RAD’s innovative RAD Light My Way system, the ROSA units will also allow students and staff to instantly summon powerful deterrence and emergency assistance.

The CEO of AITX and RAD, Steve Reinharz, expressed that the deployment of RAD’s security devices and solutions is an essential step in updating obsolete security measures. The robots will be positioned in busy areas on the campus, replacing old call boxes and enhancing the safety measures currently in place.

The university’s decision to implement these AI-driven security solutions reflects the ongoing trend of using advanced technology to combat campus crime. According to findings published in June 2022 from the School Survey on Crime and Safety, postsecondary education campuses experienced a total of 27,300 crimes during the 2019-2020 period. The reported crimes amounted to approximately 19 incidents per 10,000 full-time students. Among these reported offenses, forcible sex offenses accounted for 43%, burglaries for 33%, and motor vehicle thefts for 11%.

The Company confirmed that one of RAD’s largest dealers has received the purchase order from the university. The names of the university and dealer are expected to be announced in the future.

“This marks another highly visible deployment of RAD Light My Way,” said Reinharz. “The ROSA devices will be positioned in busy locations throughout the campus replacing obsolete and ineffective call boxes. Like so many other colleges and universities, this school has experienced an increase in crime, and a sharp decline of student confidence in the safety measures that are in place.”

“We welcomed a large contingent of the university’s administrative and security staff to the REX a few months ago,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “They were so impressed with RAD Light My Way and how easy it is to use. We are looking forward to having much of the school enrolled in RAD Light My Way soon. Collectively, we expect this and the deployment of the ROSAs to be welcomed throughout the campus.”

The Company stated that all units are expected to be shipped and deployed within the next 2 weeks.

The Company anticipates receiving permission from its largest RAD Light My Way user, an East Coast regional hospital group, to be named and provide testimonials on its application and use in the near future.

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published three Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at car rental locations and construction sites across the country.

RAD Light My Way has been the recipient of two Secure Campus 2022 Awards from Campus Security & Life Safety Magazine. In October 2021 RAD Light My Way along with RAD’s ROSA won CBRE’s 2021 Best Workplace Experience Solution Award.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz